EXHIBIT 99.1

ZILA, INC.	NEWS

5227 N. 7th Street • Phoenix, Arizona 85014 • (602) 266-6700 • Fax (602)234-2264 • www.zila.com

For Immediate Release: 4/14/03	Contact: Doug Burkett, Ph.D. 602-266-6700

ZILA TO RECEIVE $20 MILLION SETTLEMENT

Phoenix, Arizona — Zila, Inc. (NasdaqNM:ZILA) said today that it will receive $20 million in settlement of its dispute with its former Clinical Research Organization (CRO).

Zila retained its former CRO in 1999 to design and conduct the Phase III clinical trial for its OraTest® oral cancer detection product. The Company has paid its former CRO approximately $4.5 million for its services since 1999. Zila began transitioning the OraTest clinical program over to Quintiles Transnational, the nation’s largest pharmaceutical services company, in December 2002.

Douglas D. Burkett, chairman, president and CEO of Zila, said, “The overall transition of the clinical program from the former CRO to Quintiles is nearly complete. The patients and the data collected have successfully been transitioned to Quintiles. Zila’s former CRO has agreed as part of the settlement to transition the few remaining activities by June 30, 2003. The study is progressing rapidly under Quintiles’ experienced leadership.”

OraTest® is based on Zila’s patented Tolonium Chloride technology and has been shown to help medical professionals detect oral cancer at its earliest, most treatable stages. Oral cancer is one of the top ten cancers in the United States. The substantial market potential for OraTest® is indicative of the promising benefit it offers to healthcare.

The former CRO has agreed to pay the $20 million on or before June 30, 2003. Zila has incurred approximately $5 million in legal, consulting and other related obligations in connection with the settlement, making its net proceeds from the settlement approximately $15 million. Zila’s net operating loss carryforward will offset most of the tax liability due from the settlement income

Zila utilized the law firm of Cohen, Kennedy, Dowd & Quigley, experts in complex commercial litigation, to resolve the dispute.

About Zila

Zila, Inc., headquartered in Phoenix, is an international provider of healthcare and biotechnology products for dental/medical professionals and consumers. Zila has three business units:

Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila® Tolonium Chloride and OraTest® technologies.

Zila Pharmaceuticals, “The Oral Soft Tissue Experts” marketing ViziLite™ oral examination kits, Zilactin® OTC oral care products, and Peridex® prescription periodontal rinse.

Zila Nutraceuticals, manufacturer and marketer of Ester-C®, a branded, superior efficacy nutrition product.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs, including the Company’s ability to achieve its goals of positive EBITDA in fiscal 2003, improved operating results in fiscal 2004, accelerating and expanding the OraTest® clinical trial, its receipt of the settlement payment from the former CRO, and the actual market potential of OraTest® if FDA approval is ultimately obtained. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K and 10-K/A for its fiscal year ended July 31, 2002, and its Form 10-Q for the quarter ended January 31, 2003, filed with the Securities and Exchange Commission.